Exhibit 2.1.2

AMENDMENT NO. 2

TO

PURCHASE OPTION AGREEMENT

THIS AMENDMENT NO. 2 TO PURCHASE OPTION AGREEMENT (this “Amendment”) is made as of September 26, 2003, by and among PERICOM SEMICONDUCTOR CORPORATION, a California corporation (“Pericom”) and SARONIX, LLC, a Delaware limited liability company (“SaRonix”).

RECITALS

WHEREAS, Pericom and SaRonix are parties to that certain Purchase Option Agreement, dated as of January 28, 2003 and amended by Amendment No. 1 to Purchase Option Agreement dated as of March 28, 2003 (the “Agreement”);

WHEREAS, Pericom desires to extend the Option Expiration Date until October 31, 2003;

WHEREAS, as an inducement to SaRonix agreeing to extend the Option Expiration Date until October 31, 2003, Pericom has agreed to waive its right to receive accrued but unpaid interest under the Tranche A Note, Tranche B Note and Tranche C Note as of the Closing; and

WHEREAS, in connection with Pericom’s waiver of the right to receive accrued but unpaid interest under the Tranche A Note, Tranche B Note and Tranche C Note, the parties desire to amend the Purchase Price to be paid by Pericom upon exercise of the Option to be the aggregate outstanding principal under the Tranche A Note, Tranche B Note and the Tranche C Note as of the Closing.

TERMS

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, each of the parties hereto hereby agrees as follows:

1.    Defined Terms.    Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

2.    Amendment to Section 2.1 of the Agreement.    Section 2.1 of the Agreement is hereby amended by substituting “October 31, 2003” for “October 15, 2003”.

3.    Waiver of Right to Receive Interest.    Pericom hereby waives its right to receive any accrued but unpaid interest under the Tranche A Note, Tranche B Note and Tranche C Note as of the Closing.

4.    Amendment to Section 2.2 of the Agreement.    Section 2.2 of the Agreement is hereby amended to read in its entirety as follows:

“The aggregate purchase price (the “Purchase Price”) to be paid by Pericom for the Purchased Assets upon exercise of the Option shall be the aggregate outstanding principal under the Tranche A Note, Tranche B Note and the Tranche C Note as of the Closing. Pursuant to

Section 3.2(d), Pericom may pay the Purchase Price by delivering to SaRonix the Tranche A Note, the Tranche B Note and the Tranche C Note marked “cancelled”.”

5.    Terms of Agreement.    Except as expressly modified hereby, all terms, conditions and provisions of the Agreement shall continue in full force and effect.

6.    Conflicting Terms.    In the event of any inconsistency or conflict between the Agreement and this Amendment, the terms, conditions and provisions of this Amendment shall govern and control.

7.    Governing Law.    The rights and obligations of the parties under and all legal actions or proceedings with respect to this Amendment shall be governed by, construed in accordance with and subject to Section 13.8 of the Agreement, which is incorporated herein by reference as if fully set forth herein.

8.    Entire Agreement.    This Amendment and the Agreement constitute the entire and exclusive agreement between the parties with respect to the subject matter hereof. All previous discussions and agreements with respect to this subject matter are superseded by the Agreement and this Amendment. This Amendment may be executed in one or more counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

SARONIX, LLC

By:	/s/ Michael Nusbaum
Michael Nusbaum, President and CEO

PERICOM SEMICONDUCTOR CORPORATION

By:	/s/ Alex Hui
Alex Hui, President and CEO

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